Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 25, 2006 (which report included an explanatory paragraph regarding the development stage of operations), relating to the consolidated financial statements of Panda Ethanol, Inc. incorporated by reference in the Current Report on Form 8-K dated November 13, 2006, of Panda Ethanol, Inc., and to the references to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

January 10, 2007